LETTER AGREEMENT


                                                 February 8, 1993


Mr. Howard Sachs


Dear Howard:

This letter sets forth terms of employment between Intergraph and you, and, as noted below, supersedes and entirely replaces any previous contract, arrangement, or understanding you may have had with Intergraph, if any.

1. You will be the Executive Vice President of Engineering.  Both
   Huntsville Engineering and APD will report to you. Any demotion, reduction in salary, or reassignment other than by mutual agreement will be considered as a termination.

2. The term of this agreement shall be for three (3) years, provided, however, that Intergraph may earlier terminate this agreement as a result of your willful misconduct, gross negligence, or a chemical or alcohol dependency which interferes with your ability to perform your duties. Intergraph may also earlier terminate your employment by giving you written notice of termination, and paying you a lump sum severance benefit equal to the aggregate salary which would otherwise be paid to you during the remaining term of this agreement.

3. You acknowledge and agree that you do not now have, nor will you obtain, any personal rights in software, copyrights, patents, or inventions which are either created by you, or under your direction, while you are an employee of Intergraph. You further agree to provide Intergraph with any assistance Intergraph may require from you in order to register, record, perfect, or otherwise secure Intergraph's rights in any such intellectual property or the rights associated therewith.

4. This agreement constitutes the entire agreement between Intergraph and you with respect to your employment, and it supersedes any prior contracts, arrangements, or understandings, if any, whether written or oral, between you and Intergraph with respect to your employment.

5. This agreement and your employment relationship with Intergraph shall be governed by the laws of the State of Alabama.

Please acknowledge your acceptance of the terms of this letter offer by signing where indicated below.



- -------------------------          -------------------------
James W. Meadlock                  Howard Sachs
CEO
                                   Date:  February 9, 1993
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